UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 30, 2007

American Financial Realty Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-31678	020604479
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

610 Old York Road, Jenkintown, Pennsylvania		19046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-887-2280

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 30, 2007, Richard J. Berry and John R. Biggar were appointed to the Board of Trustees of American Financial Realty Trust to fill vacancies. As compensation for service as trustee, each of Messrs. Berry and Biggar will receive our established compensation for our independent trustees, which includes (a) a one time grant on April 30, 2007 of 6,000 restricted common shares, which vest in three equal annual installments, (b) a trustee fee of $20,000 per year, (c) an annual grant of restricted stock with a value of $25,000 made at the time of each annual shareholders' meeting, which vest in three equal annual installments with accelerated vesting if the trustee leaves the board, and (d) a fee of $2,000 for each board of trustees meeting attended as well as $2,000 per board committee meeting attended regardless of whether the committee meeting is held on the same day as a board meeting. Messrs. Berry and Biggar do not currently serve on board committees. It is anticipated that they will each be appointed to one or more board committees at the board meeting immediately following the shareholders meeting scheduled on June 6, 2007.

Michael J. Hagan and Glenn Blumenthal, each a current trustee of the Company, informed the Company on April 30, 2007 that they will not stand for re-election at the upcoming shareholders meeting. Messrs. Hagan's and Blumenthal's decisions to not stand for re-election were not due to any disagreement with the Company. Mr. Hagan currently serves as the chairman of the audit committee and a member of the compensation and human resources committee. Due to his status as a non-independent trustee, Mr. Blumenthal does not serve in any board committee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Financial Realty Trust

May 2, 2007	By:	Edward J. Matey Jr.

Name: Edward J. Matey Jr.
Title: Executive Vice President and General Counsel